PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated August 29, 2000)                 REGISTRATION NO. 333-37980



                                   [LOGO](sm)


                        1,000,000,000 Depositary Receipts
                          Market 2000+ HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated August 29, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS(sm) Trust.

         The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:


                                                                      Primary
                                                          Share       Trading
          Name of Company                       Ticker   Amounts      Market
---------------------------------------------  -------- --------- -------------

AOL Time Wamer Inc.                              AOL        6          NYSE
American International Group, Inc.               AIG        2          NYSE
Astrazeneca p.l.c.                               AZN        4          NYSE
AT&T Corp.(1)                                    T          6          NYSE
AVAYA Inc.                                       AV       0.33         NYSE
BellSouth Corporation                            BLS        5          NYSE
BP Amoco p.l.c.                                  BP         3          NYSE
Bristol-Myers Squibb Company                     BMY        3          NYSE
British Telecommunications p.l.c.                BTY        2          NYSE
Cisco Systems, Inc.                              CSCO       3        Nasdaq NMS
Citigroup Inc.                                   C          3          NYSE
The Coca-Cola Company                            KO         3          NYSE
Dell Computer Corporation                        DELL       5        Nasdaq NMS
Deutsche Telekom AG                              DT         5          NYSE
Eli Lilly and Company                            LLY        2          NYSE
EMC Corporation                                  EMC        2          NYSE
Exxon Mobil Corporation(2)                       XOM        2          NYSE
France Telecom                                   FTE        2          NYSE
General Electric Company                         GE         3          NYSE
GlaxoSmithKline p1c                              GSK        3          NYSE
Hewlett-Packard Company                          HWP        4          NYSE
Home Depot, Inc.                                 HD         4          NYSE
Intel Corporation                                INTC       2        Nasdaq NMS
International Business Machines Corporation      IBM        2          NYSE
JDS Uniphase Corporation                         JDSU       2        Nasdaq NMS
Johnson & Johnson                                JNJ        4          NYSE
LM Ericsson Telephone Company                    ERICY      9        Nasdaq NMS
Lucent Technologies Inc.                         LU         4          NYSE
McDATA Corporation                               MCDTA    0.07         NYSE
MCI Group(3)                                     MCIT     0.20       Nasdaq NMS
Merck & Co., Inc.                                MRK        3          NYSE

                                                   (continued on following page)

                                                                      Primary
                                                            Share     Trading
        Name of Company                        Ticker      Amounts    Market
--------------------------------------------  --------    --------- ------------

Microsoft Corporation                           MSFT          3      Nasdaq NMS
Morgan Stanley Dean Witter & Co.                MWD           2         NYSE
Nippon Telegraph and Telephone Corporation      NTT           3         NYSE
Nokia Corp.                                     NOK           4         NYSE
Nortel Networks Corporation                     NT            2         NYSE
Novartis AG                                     NVS           5         NYSE
Oracle Corporation                              ORCL          4      Nasdaq NMS
Pfizer Inc.                                     PFE           4         NYSE
Qwest Communications International Inc.         Q             4         NYSE
Royal Dutch Petroleum Company                   RD            3         NYSE
SBC Communications Inc.                         SBC           4         NYSE
Sony Corporation                                SNE           2         NYSE
Sun Microsystems, Inc.                          SUNW          4      Nasdaq NMS
Syngenta AG                                     SYT         1.039       NYSE
Texas Instruments Incorporated                  TXN           3         NYSE
Total Fina Elf S.A.                             TOT           2         NYSE
Toyota Motor Corporation                        TM            2         NYSE
Verizon Communications                          VZ            4         NYSE
Viacom Inc.-CI B                                VIA.B         3         NYSE
Vodafone Airtouch p.l.c.                        VOD           5         NYSE
Wal-Mart Stores Inc.                            WMT           4         NYSE
WorldCom Group(3)(4)                            WCOM          5      Nasdaq NMS

--------------

(1) As of July 12, 2001, as a result of the spin-off of AT&T Wireless Services, Inc. from AT&T Corp., AT&T Wireless Services will be included in Market 2000+ HOLDRS. As of July 12, 2001, 1.9308 shares of AT&T Wireless Services will be included in each round-lot of 100 Market 2000+ HOLDRS.

(2) Exxon Mobil Corporation has announced a 2-for-1 stock split on its common stock payable to shareholders of record as of June 20, 2001. Exxon Mobil will begin trading on a split-adjusted basis on July 19, 2001. As of July 23, 2001, the share amount of Exxon Mobil, represented by a round-lot of 100 Market 2000+ HOLDRS, will be 8.

(3) On June 8, 2001, WorldCom Group completed its spin-off of MCI Group. As a result, Worldcom Group distributed 0.04 share of MCI Group common stock for each share of WorldCom Group. The share amount of MCI Group represented by a round-lot of 100 Market 2000+ HOLDERS is 0.20. For more information, please see the description of MCI Group in Annex A of this prospectus supplement.

(4)  On June 8, 2001, WorldCom, Inc. changed its name to WorldCom Group.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

                                                   (continued on following page)


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


                                     ANNEX A


                                MCI GROUP (MCIT)



         MCI Group provides a range of retail and wholesale communications services, including long distance voice communications, consumer local voice communications, wireless messaging, private line services and dial-up Internet access. MCI Group's retail services are provided to consumers and small businesses in the United States. MCI Group's wholesale businesses include wholesale voice services provided to carrier customers and other resellers, and dial-up Internet access services. MCI Group was separated from WorldCom Group in June 2001 as part of a realignment.


             Closing             Closing             Closing             Closing             Closing            Closing
   1996       Price     1997      Price     1998      Price     1999      Price     2000      Price     2001     Price
----------   -------  ---------- -------  ---------  -------  ---------  -------  ---------  -------  --------  -------
January         *     January       *     January       *     January       *     January       *     January      *
February        *     February      *     February      *     February      *     February      *     February     *
March           *     March         *     March         *     March         *     March         *     March        *
April           *     April         *     April         *     April         *     April         *     April        *
May             *     May           *     May           *     May           *     May           *     May          *
June            *     June          *     June          *     June          *     June          *     June       16.0
July            *     July          *     July          *     July          *     July          *
August          *     August        *     August        *     August        *     August        *
September       *     September     *     September     *     September     *     September     *
October         *     October       *     October       *     October       *     October       *
November        *     November      *     November      *     November      *     November      *
December        *     December      *     December      *     December      *     December      *


         The closing price on June 30, 2001 was 16.10.






            The date of this prospectus supplement is June 30, 2001.




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